Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. Nos. 333-159220, 333-164405, 333-171571, 333-179046, 333-185944, 333-188738, 333-201454, 333-208997, 333-215580 and 333-222498 on Form S-8 of our report dated March, 12, 2019 relating to the consolidated financial statements of Bridgepoint Education, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the manner in which it accounts for revenues from contracts with customers), and of our report dated March 12, 2019 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 12, 2019